Exhibit 99.1
Investor contact:
Stephen J. Mock
Vice President, Corporate Affairs
Par Pharmaceutical Companies, Inc.
(201) 802-4000
Par Pharmaceutical Enters into Agreement with Valeant Pharmaceuticals to Settle Patent Litigation over Diastat® and Diastat® AccuDial™
Woodcliff Lake, N.J., October 15, 2007 — Par Pharmaceutical Companies, Inc. (NYSE:PRX) today announced it has entered into a settlement agreement with Valeant Pharmaceuticals North America that resolves patent litigation related to Valeant’s Diastat® products, thereby eliminating the inherent uncertainty and costs of litigation. The agreement reflects the terms previously agreed to in principle at a settlement conference in June 2007.
Under the terms of the settlement, Par will have the right to introduce a generic version of Diastat® and Diastat® AcuDial™ through its marketing partner, Barr Laboratories, Inc., on or after September 1, 2010, or earlier under certain circumstances. This is approximately three years prior to the expiration of U.S. Patent No. 5,462,740, which had been the subject of the litigation. Diastat® is a gel formulation of diazepam intended for the management of selected, refractory, patients with epilepsy, on stable regimens of antiepileptic medications, who require intermittent use of diazepam to control bouts of increased seizure activity. Diastat® and Diastat® AcuDial™ had combined U.S. sales of approximately $75 million for the twelve months ended August 2007, according to IMS Health.
In accordance with the settlement agreement, all ongoing patent litigation between Valeant Pharmaceuticals North America and Par’s subsidiary, Kali Laboratories, Inc., in the U.S. District Court for the District of New Jersey, has been dismissed.
Under the terms of an agreement between Kali and Barr, Barr will market, sell and distribute generic diazepam rectal gel in the U.S., and the companies will split profits from the sales of the product.
About Par
Par Pharmaceutical Companies, Inc. develops, manufactures and markets generic drugs and innovative branded pharmaceuticals for specialty markets. For press release and other company information, visit www.parpharm.com.
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Safe Harbor Statement
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. To the extent any statements made in this news release contain information that is not historical, these statements are essentially forward-looking and, as such, are subject to risks and uncertainties, including the extent and impact of litigation arising out of the accounting issues described in the company’s filings with the Securities and Exchange Commission (SEC), the difficulty of predicting FDA filings and approvals, acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, new product development and launch, reliance on key strategic alliances, uncertainty of patent litigation filed against the company, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks and uncertainties detailed from time to time in the company’s filings with the SEC, such as the company’s reports on Form 10-K, Form 10-Q and Form 8-K, and amendments thereto. Any forward-looking statements included in this press release are made as of the date hereof only, based on information available to the company as of the date hereof, and, subject to any applicable law to the contrary, the company assumes no obligation to update any forward-looking statements.
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